EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Acura Pharmaceuticals, Inc.

Palatine, Illinois

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 3, 2014, relating to the consolidated balance sheets of Acura Pharmaceuticals Inc. as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, in Acura Pharmaceuticals Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ BDO USA, LLP

Chicago, Illinois
May 1, 2014